Exhibit 99.1

Contacts:	Investors:
Sujan Jain	Kristine Mozes
Transmeta Corporation	Mozes Communications LLC
(408) 919-3000	(781) 652-8875
TRANSMETA ANNOUNCES AGREEMENT WITH RILEY INVESTMENT MANAGEMENT, LLC
SANTA CLARA, CA. — July 15, 2008 — Transmeta Corporation (NASDAQ: TMTA) today announced that it has entered into a settlement agreement and release with the entities and persons affiliated with Riley Investment Management, LLC, resolving all proxy matters and other issues relating to Transmeta.
The agreement provides, among other things, for the following:
•	Transmeta will promptly increase the total number of directors on its Board of Directors from seven to nine, divided evenly among its three Classes

•	Transmeta’s Board of Directors will promptly elect J. Michael Gullard to join the Board as a director in Class I and appoint him to its Compensation Committee

•	Transmeta will include Bryant R. Riley in its proxy materials as a nominee for election to the Board of Directors as a director in Class II and use its reasonable best efforts to cause Mr. Riley’s election to the Board at its 2008 annual meeting, which has not been scheduled but is expected to be held on or before September 30, 2008

•	the Riley entities will vote their shares in favor of Transmeta’s slate of nominees for election to the Board of Directors at the company’s 2008 annual meeting, and will not solicit proxies in connection with that meeting

•	the Riley entities will abide by certain confidentiality and standstill obligations through the completion of Transmeta’s 2010 annual meeting, including an agreement not to acquire an aggregate beneficial ownership position of more than 13% of Transmeta’s outstanding common stock. The Riley entities currently own approximately 1,357,364 shares of Transmeta common stock, representing approximately 11.2 percent of Transmeta’s outstanding shares.

•	the Riley entities and Transmeta will file a joint stipulation to dismiss with prejudice the RIM shareholder derivative litigation against Transmeta’s directors and officers, with each party to bear its own fees and costs

•	the Riley entities and Transmeta entered into a general mutual release of claims.
“We are pleased to have achieved this agreement with the Riley Group and believe that it best serves the interests of Transmeta and its shareholders,” said Les Crudele, president and CEO of Transmeta. “Through this agreement, Transmeta and RIM will avoid a costly and disruptive proxy contest at a time when the company is exploring a full range of strategic alternatives to enhance shareholder value. We look forward to working with both Mr. Gullard and Mr. Riley.”

J. Michael Gullard has served since 1984 as a general partner of Cornerstone Management, a venture capital and consulting firm that provides strategic focus and direction for technology companies, primarily in the software and data communications industries. He also serves on the board of directors of Alliance Semiconductor, JDA Software Group, Inc., Proxim Wireless, Inc. and Planar Systems, Inc., each a Nasdaq listed company, and DynTek, Inc. From 1992 to 2004, he served as Chairman of NetSolve, Incorporated, a provider of IT infrastructure management services on an outsourced basis. From 1996 to 2004, Mr. Gullard also served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.), a provider of change management software tools. Earlier in his career, Mr. Gullard held several executive and management positions at Telecommunications Technology Inc. and Intel Corporation. Mr. Gullard holds a B.A. degree in economics from Stanford University and an M.B.A. degree from the Stanford Graduate School of Business.
Bryant R. Riley is both founder and Chairman of B. Riley & Co., Inc., a Southern California based brokerage firm providing research and trading ideas primarily to institutional investors. Mr. Riley is also the founder and Chairman of Riley Investment Management, LLC, an investment adviser which provides investment management services. He also serves on the board of directors of Alliance Semiconductor, Aldila, Inc., DDi Corporation, and Silicon Storage Technology, Inc., each a Nasdaq listed company. Prior to 1997, Mr. Riley held a variety of positions in the brokerage industry, primarily as an Institutional Salesman and Trader. From October 1993-January 1997 he was a co-head of Equity at Dabney-Resnick, Inc., a Los Angeles based brokerage firm. From 1991-1993 he was a co-founder of Huberman-Riley, a Texas based brokerage firm. Mr. Riley graduated from Lehigh University in 1989 with a B.S. in finance.
“I appreciate the opportunity to be elected to the Board of Transmeta,” said Bryant R. Riley. “During the past several weeks, I have met the independent directors and feel confident that we can work together to enhance value for Transmeta shareholders. I look forward to working closely with the other directors to benefit the company and its shareholders.”
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We are presently focused on developing and licensing our advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing our computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include practical operational challenges following our recent restructuring and change of business model, the potential loss of key technical and business personnel, uncertainty about the adoption and market acceptance of our technology offerings by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, difficulties in developing our technologies in a timely and cost effective manner, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
Transmeta and LongRun2 are trademarks of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.